Exhibit 99.1

PRESS RELEASE

Contacts:

John P. Leighton	Michael T. Dorsey
Chairman & CEO	EVP & General Counsel
201-459-9500	800-888-8118

FOR IMMEDIATE RELEASE	November 14, 2003

CROWN FINANCIAL ANNOUNCES MODIFICATION OF TRADING SYMBOL AND UPDATE ON FINANCIAL REVIEW

JERSEY CITY, N.J., November 14, 2003 /PRNewswire-FirstCall/—Crown Financial Group, Inc. (the “Company”, formerly M.H. Meyerson & Co., Inc., Nasdaq-SCM: CFGI-News) today announced that, pursuant to a formal notice dated November 13, 2003 from the Nasdaq Listing Qualifications Panel (“Panel”), effective November 17, 2003 the Company’s trading symbol will be modified to include a fifth character qualifier and will change from “CFGI” to “CFGIE”. As a basis for the trading symbol change, the Panel cited the Company’s Current Report on Form 8-K filed October 23, 2003 in which the Company advised against any reliance on its previous financial statements pending the ongoing review conducted by the Company’s management under the oversight of the Company’s Audit Committee and reports on such findings. The Panel further noted that it would consider the Company’s filing status in rendering a determination regarding the Company’s continued listing on the Nasdaq Stock Market. The “E” fifth character qualifier indicates that Nasdaq has determined that a listed company is delinquent in its required SEC filings.

The Company is pleased to announce that its comprehensive financial review performed under the direction of the Audit Committee and in conjunction with its past and present independent auditors is progressing. The Company plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended September 30, 2003 in a timely manner. As previously disclosed, the Company’s review also extends to previous financial statements and the Company is expediting its efforts to ensure a comprehensive, final report on the accuracy and reliability of those reports.

About the Company

Crown Financial Group, Inc. is an international financial services firm, with five separate divisions: Wholesale Market Making, including Foreign Trading Desk, Correspondent Services, Fixed Income Services, Institutional Sales, and Investment Banking. Crown meets the liquidity needs of brokers, dealers, institutions, and asset managers by making markets in over 7,300 Nasdaq and non-Nasdaq OTC securities. Crown has particular expertise trading Nasdaq SmallCap, OTC Bulletin Board, and Pink Sheet securities.

Forward-looking statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

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